UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  05/04/2005

SNB Bancshares, Inc.
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  000-50904

TX	76-0472829
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

14060 Southwest Freeway, Sugar Land, TX 77478
(Address of Principal Executive Offices, Including Zip Code)

281-269-7200
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 7.01.    Regulation FD Disclosure

On April 28, 2005, SNB Bancshares, Inc. (the "Company") publicly disseminated a news release announcing its financial results for the first quarter ending March 31, 2005. As a follow up to the issuance of such news release, the Company is filing this Current Report on Form 8-K to clarify that the earnings guidance it provided in its news release issued on January 27, 2005 and conference call with investors and analysts held on January 28, 2005 is no longer applicable.

In addition, the Company is filing this Form 8-K to provide further information regarding the restructuring of its balance sheet. More specifically, following the application of $163.0 million in net proceeds from the sale of low-yielding securities, the effective duration of the Company's securities portfolio after the transaction increased from 3.0 years to 3.4 years and the average yield increased from approximately 3.36% to approximately 3.96%.

The Company estimates that its cash flows from the restructured securities portfolio would be approximately $41.4 million for the year ended December 31, 2005, approximately $68.8 million in 2006 and approximately $87.3 million in 2007. Assuming an instantaneous and sustained 100 basis point increase in interest rates on January 1, 2005, the Company estimates that its cash flows from the restructured securities portfolio would be approximately $28.7 million for the year ended December 31, 2005, approximately $36.9 million in 2006 and approximately $82.5 million in 2007.

As provided in General Instruction B.2 to Form 8-K, the information furnished in Item 7.01 of this Current Report on Form 8-K shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liabilities of that section, and such information shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

SNB Bancshares, Inc.

Date: May 04, 2005.	By:	/s/ R. Darrell Brewer
R. Darrell Brewer
Chief Financial Officer